EXHIBIT 99.1

GRANT PARK WEEKLY PERFORMANCE STATISTICS * 08/25/06
	Weekly ROR	MTD ROR	YTD ROR
Class A Units	0.56%	0.35%	6.22%
Class B Units	0.55%	0.29%	5.63%
* Subject to independent verification

COMMENTARY FOR THE WEEK ENDED AUGUST 25, 2006

The Grant Park Futures Fund posted trading gains during the week. Positions in the currencies, interest rates and metals recorded profits; losses came mainly from positions in the stock indices.

Short positions in the Japanese yen reported gains as the release of some unexpectedly benign inflation data sent the yen lower against the dollar and to an all-time low versus the euro. Japanese core consumer prices rose 0.2% in July, below the 0.5% rise that economists had forecasted, giving investors reason to believe that the Bank of Japan will find it difficult to raise short-term interest rates in the near future. The yen fell 1.3% against the U.S. dollar and lost 0.8% to the euro. Short positions in the yen versus the British pound were profitable as the pound rallied on data that showed the GDP price deflator (an inflationary measure) to be at a 15-year high of 1.5%, quarter to quarter. The pound gained 1.7% against the yen for the week.

The soft Japanese inflation data benefited long positions in the interest rate sector as prices for Japanese Government Bonds rallied on the news. The yield on the 10-year bond (which moves inversely to price) fell 8 basis points to 1.72% after the announcement. Long positions in the domestic market posted gains as prices for U.S. Treasurys rallied on the news that new home sales for July fell 4.3%. Long positions in the European fixed-income markets were also profitable as lower than expected German inflation data sent the euro bund to higher levels.

Prices for base metals were higher during the week, benefiting long positions in the sector. Prices for nickel rose on reports that available inventories of the industrial metal were equal to less than half a day of global consumption. Long positions in the copper market gained ground as a strike at a Chilean mine entered its third week, keeping production at the facility at approximately half of its normal output.

Lastly, positions in the stock indices lost ground during the week. Long positions in the Hong Kong Hang Seng sustained setbacks as the index fell 2.17% by Friday’s close, mainly on the news that China had raised the one-year lending rate by 27 basis points to 6.12%. It was the second time this year that the Chinese central bank had raised interest rates.

ALL PERFORMANCE REPORTED IS NET OF FEES AND EXPENSES

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS
FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK AND IS NOT SUITABLE FOR ALL INVESTORS
THIS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITY FOR SALE, OFFERING BY PROSPECTUS ONLY

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